Exhibit 99.2

EXECUTION VERSION

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 27th day of January, 2020, by and among Navient Corporation, a Delaware corporation (the “Purchaser”), and the entities set forth on the signature pages hereto (other than the Purchaser) (collectively, the “Sellers”).

RECITALS

WHEREAS, each Seller owns the number of shares set forth next to such Seller’s name on Annex A hereto (collectively, the “Shares”) of common stock, $0.01 par value per share, of the Purchaser (the “Common Stock”), as of the date hereof;

WHEREAS, the Sellers desire to sell the Shares of Common Stock to the Purchaser and the Purchaser desires to purchase the Shares of Common Stock from the Sellers, on the terms and subject to the conditions set forth in this Agreement (the “Repurchase”); and

WHEREAS, concurrently with the execution of this Agreement, the Sellers and the Purchaser are entering into a letter agreement (the “Letter Agreement”).

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

1.1                               Purchase and Sale. On the terms and subject to the conditions contained in this Agreement, on January 29, 2020 (the “Closing Date”), the Sellers shall sell, assign, transfer, convey and deliver the Shares of Common Stock to the Purchaser, and the Purchaser shall purchase, acquire and accept the Shares of Common Stock from the Sellers. The purchase price for the Shares of Common Stock shall be $14.77 per Share, or an aggregate purchase price of $300,517,273.28 (the “Purchase Price”).

1.2                               Closing. On the Closing Date, the Sellers shall deliver or cause to be delivered to the Purchaser all of the right, title and interest of the Sellers in and to the Shares of Common Stock by an appropriate method reasonably acceptable to the Purchaser and the Sellers, together with all documentation reasonably necessary to transfer to the Purchaser all rights, title and interest in and to the Shares of Common Stock. On the Closing Date, the Purchaser shall pay to the Sellers, against delivery of the Shares of Common Stock, the Purchase Price in cash by wire transfer of immediately available funds in accordance with wire transfer instructions provided by the Sellers to the Purchaser prior to the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers hereby makes the following representations and warranties in respect of itself or its Shares of Common Stock to the Purchaser, each of which is true and correct on the date hereof and shall survive the Closing Date:

2.1                               Good Title. Such Seller is the sole beneficial owner of the Shares of Common Stock set forth next to such Seller’s name on Annex A hereto and has good and valid title to such Shares of Common Stock, free and clear of any and all mortgages, pledges, encumbrances, liens, security interests, options, charges, claims, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements, limitations on transfer or other agreements or claims of any kind or nature whatsoever (collectively, “Liens”), and at the Closing, upon the sale and delivery of, and payment for, such Shares as provided herein, such Seller shall convey to the Purchaser good and valid title to such Shares, free and clear of all Liens. Such Seller has full power and authority to transfer full legal ownership of the Shares of Common Stock set forth next to such Seller’s name on Annex A hereto to the Purchaser and is not required to obtain the approval of any person or governmental agency or organization to effect the sale of such Shares of Common Stock.

2.2                               Existence and Authority. Such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Seller has all requisite competence, power and authority to execute and deliver this Agreement and the Letter Agreement, to perform its obligations hereunder and thereunder and to consummate the transaction contemplated hereby and have taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Letter Agreement.

2.3                               Authorization of Agreement. This Agreement has been duly and validly authorized, executed and delivered by such Seller.

2.4                               Absence of Violations; No Conflicts. The execution and delivery of this Agreement by such Seller and the sale of the Shares of Common Stock set forth next to such Seller’s name on Annex A hereto by such Seller pursuant to this Agreement have not violated and will not violate the organizational documents of such Seller, any provision of law or regulation or any material contract to which such Seller is a party, or any order or decree of any governmental authority to which such Seller is subject.

2.5                               Absence of Proceedings. No actions, suits, investigations or proceedings before or by any court or governmental agency, body or authority, or arbitrator are pending or, to the best of such Seller’s knowledge, threatened or contemplated, that could impair the ability of such Seller to perform its obligations hereunder or to consummate the transaction contemplated hereby.

2.6                               Absence of Manipulation. Such Seller has not taken, directly or indirectly, any action which would reasonably be expected to constitute stabilization or manipulation of the price of Common Stock to facilitate the sale of the Shares of Common Stock.

The Purchaser’s obligation to purchase the Shares of Common Stock from the Sellers on the Closing Date is subject to the continued truth and accuracy, as of the Closing Date, of the foregoing representations and warranties and the acknowledgements and agreements set forth in the Letter Agreement; this condition may be waived by the Purchaser in its sole and absolute discretion.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby makes the following representations and warranties to the Sellers, each of which is true and correct on the date hereof and shall survive the Closing Date:

3.1                               Existence and Authority. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Purchaser has all requisite competence, power and authority to execute and deliver this Agreement and the Letter Agreement, to perform its obligations hereunder and thereunder and to consummate the transaction contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Letter Agreement.

3.2                               Authorization of Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Purchaser.

3.3                               Absence of Violations; No Conflicts. The execution and delivery of this Agreement by the Purchaser and the purchase of the Shares of Common Stock by the Purchaser pursuant to this Agreement have not violated and will not violate the organizational documents of the Purchaser, any provision of law or regulation or any material contract to which the Purchaser is a party, or any order or decree of any governmental authority to which the Purchaser is subject.

3.4                               Absence of Proceedings. No actions, suits, investigations or proceedings before or by any court or governmental agency, body or authority, or arbitrator are pending or, to the best of the Purchaser’s knowledge, threatened or contemplated, that could impair the ability of the Purchaser to perform its obligations hereunder or to consummate the transaction contemplated hereby.

The Sellers’ obligation to sell the Shares of Common Stock to the Purchaser on the Closing Date is subject to the continued truth and accuracy, as of the Closing Date, of the foregoing representations and warranties; this condition may be waived by the Sellers in their sole and absolute discretion.

ARTICLE IV

MISCELLANEOUS PROVISIONS

4.1                               Governing Law. This Agreement shall be construed and enforced in accordance with, and be governed by, the internal laws of the State of Delaware, without giving effect to its conflict of laws, principles or rules to the extent that such principles or rules would require the application of the laws of another jurisdiction, and the parties hereto consent to the exclusive jurisdiction of the federal and state courts located in the State of Delaware to resolve any dispute relating to this Agreement or the transaction contemplated hereby. Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement or the transaction contemplated hereby.

4.2                               Survival. Each of the representations, warranties, acknowledgements, and agreements contained in this Agreement and the Letter Agreement shall survive the Closing Date. Notwithstanding any knowledge of facts determined or determinable by any party hereto by investigation, each party hereto shall have the right to fully rely on the representations, warranties, acknowledgements and agreements of the other party contained in this Agreement, the Letter Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, acknowledgement and agreement of the parties hereto contained in this Agreement and the Letter Agreement is independent of each other representation, warranty, acknowledgement and agreement. Except as expressly set forth in this Agreement or the Letter Agreement, no party hereto has made any representation warranty, covenant or agreement.

4.3                               Further Assurances. Each party hereto hereby agrees to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions consistent with the terms of this Agreement as may be reasonably necessary in order to accomplish the transaction contemplated hereby.

4.4                               Costs and Expenses. Each party hereto shall each pay their own respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

4.5                               No Waiver. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

4.6                               Successors and Assignees. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assignees. Any assignment of this Agreement by the Sellers without prior written consent of the Purchaser shall be void. Nothing in this Agreement will confer any rights upon any person that is not a party hereto or a successor or permitted assignee of a party hereto.

4.7                               Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

4.8                               Counterparts. This Agreement shall be a binding contract only upon execution by each party hereto and may be executed in one or more counterparts and by scanned computer image (such as pdf), each of which will be deemed to be an original copy of this Agreement. For the avoidance of doubt, no party hereto shall be bound by any contractual obligation to the other parties hereto (including by means of any oral agreement) until all counterparts to this Agreement and the Letter Agreement, have been duly executed by each of the parties hereto and delivered to the other parties hereto (including by means of electronic delivery).

4.9                               Entire Agreement; Amendments. This Agreement and the Letter Agreement contain the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersede all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter of this Agreement. This Agreement or any provision hereof may be waived, altered or amended only by an instrument in writing duly executed by the Sellers and the Purchaser.

4.10                        Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.11                        Interpretation. The parties hereto acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters covered hereby. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is hereby waived.

[Signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

THE PURCHASER:

NAVIENT CORPORATION

By:	/s/ Mark L. Heleen
	Name:	Mark L. Heleen
	Title:	EVP, Chief Legal Officer and Secretary

[Signature Page to Stock Repurchase Agreement]

THE SELLERS:

CANYON CAPITAL ADVISORS LLC, on behalf of the following funds:
Canyon Value Realization Fund, L.P.
The Canyon Value Realization Master Fund, L.P.
Canyon Balanced Master Fund, Ltd.
Canyon-GRF Master Fund II, L.P.
EP Canyon Ltd
Canyon Value Realization MAC 18 Ltd

By:	/s/ Jonathan M. Kaplan
	Name:	Jonathan M. Kaplan
	Title:	Authorized Signatory

[Signature Page to Stock Repurchase Agreement]

ANNEX A

SELLER	SHARES OF COMMON STOCK TO BE SOLD TO THE COMPANY
Canyon Value Realization Fund, L.P.	4,277,500
The Canyon Value Realization Master Fund, L.P.	9,790,040
Canyon Balanced Master Fund, Ltd.	5,111,254
Canyon-GRF Master Fund II, L.P.	621,474
EP Canyon Ltd	430,290
Canyon Value Realization MAC 18 Ltd	115,906
TOTAL HOLDINGS	20,346,464